EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

New Holland Credit Company, LLC

The undersigned, a duly authorized officer of New Holland Credit Company, LLC (“NHCC”), as Servicer pursuant to the Sale and Servicing Agreement dated as of September 1, 2018 (as amended from time to time, the “Sale and Servicing Agreement”) by and among NHCC, CNH Capital Receivables LLC and CNH Equipment Trust 2019-C, does hereby certify that:

1.             NHCC is Servicer under the Sale and Servicing Agreement.

2.             The undersigned is duly authorized as required pursuant to the Sale and Servicing Agreement to execute and deliver this Certificate to the Indenture Trustee.

3.             This Certificate is delivered pursuant to Section 4.9(a) of the Sale and Servicing Agreement and Item 1123 of Regulation AB.

4.             A review of the Servicer’s activities during the period from the trust’s initial cut-off date, September 30, 2019, to and including December 31, 2019 and of its performance under the Sale and Servicing Agreement has been made under my supervision.

5.             To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the period from the trust’s initial cut-off date, September 30, 2019, to and including December 31, 2019.

6.             IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 23rd day of March, 2020.

March 23, 2020

By:	/s/ Carlo Alberto Sisto
Name:	Carlo Alberto Sisto
Title:	President